Exhibit 99.1


FOR IMMEDIATE RELEASE                             CONTACT: Bob McIver
March 27, 2001                                             Investor Relations
                                                           775-448-0880

                     INTERNATIONAL GAME TECHNOLOGY ANNOUNCES

                   CONSUMMATION OF MERGER WITH SILICON GAMING

(RENO, NEV.) -- International Game Technology (NYSE: IGT) and Silicon Gaming, Inc. (OTCBB: SGIC.OB) jointly announced today the consummation of their previously announced merger, pursuant to which Silicon Gaming merged with a wholly owned subsidiary of International Game Technology in a cash-for-stock merger.

     Contemporaneously with the completion of the merger, Silicon sold its shares (other than shares representing 4.9%) of WagerWorks, Inc., a majority owned subsidiary of Silicon Gaming, for approximately $6.2 million. Silicon Gaming received a fairness opinion from US Bancorp Libra that the disposition of the shares of WagerWorks for the consideration received was fair to the company and its equity holders, taken as a whole from a financial standpoint.

     Pursuant to the merger and taking into account the sale of the shares of WagerWorks, Inc., shareholders of Silicon Gaming, including the holders of 39,750 outstanding shares of the company's Series D Preferred Stock convertible into 174,285,127 shares of common stock, will receive cash in an amount equal to approximately $0.119345 per share of common stock.

     "I am pleased that we were able to bring this merger to a smooth close and confident that, by combining Silicon's technology with our existing product development efforts, IGT will deliver additional value to both our customers and the industry," said Tom Baker, President and Chief Executive Officer of IGT.

     Silicon Gaming's Exchange Agent, EquiServe Trust Company, N.A., will distribute a Letter of Transmittal to the stockholders of Silicon Gaming with instructions on how stockholders may receive their merger consideration. In order to receive a check for the amount payable, stockholders must complete the Letter of Transmittal and mail or hand deliver it, with any other required documents, to EQUISERVE TRUST COMPANY, N.A, the Exchange Agent, at the locations specified in the Letter of Transmittal. Stockholders are urged to carefully read, complete and return the Letter of Transmittal so that they may promptly receive their check.

     Silicon Gaming stock ceased to trade on the OTC Bulletin Board effective the close of business March 27, 2001. Stock certificates of Silicon Gaming now represent only the right to receive approximately $0.119345 per share in cash. Questions regarding how to surrender stock certificate(s), or to request additional copies of the Letter of Transmittal, should be addressed to the Exchange Agent at (781) 575-3120.

     Silicon Gaming designs and manufactures a full line of innovative wagering products, including the "Family Feud Wagering Attraction," and an extensive library of game applications including "Phantom Belle," "Banana-Rama," "Eureka," "Cash Cruise," "TopHat 21" and "Hot Reels." For more information on Silicon Gaming, visit the company's website at www.silicongaming.com.

     IGT is a world leader in the design, development and manufacture of microprocessor-based gaming products and software systems in all jurisdictions where gaming is legal. For more information on International Game Technology, visit the company's web site at www.IGT.com.

                           FORWARD LOOKING STATEMENTS

     Statements in this release that are not historical facts may be "forward looking" statements under the Private Securities Litigation Reform Act of 1995. These matters involve risks and uncertainties. More information on factors that could affect the business and financial results of International Game Technology and Silicon Gaming are included in their respective Annual Reports on Form 10-K and in their other public filings made with the Securities and Exchange Commission.